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The following press release may be provided to stockholders of Qualcomm Incorporated (“Qualcomm”).

Qualcomm Urges Stockholders to Re-elect Qualcomm’s Highly Qualified Board to Prevent a Broadcom Takeover Which Dramatically Undervalues the Company and Has Substantial Regulatory Risk

Broadcom Proposal Raises Significant Regulatory and National Security Risks Compounded by Customer Opposition

SAN DIEGO — January 23, 2018 — Qualcomm Incorporated (NASDAQ: QCOM) today sent a letter to its stockholders in connection with its 2018 Annual Meeting of Stockholders, which will be held on March 6, 2018.  Stockholders of record on January 8, 2018 will be entitled to vote at the meeting.

The letter and a video regarding the regulatory risks of Broadcom’s proposal, along with other materials related to the 2018 Annual Meeting, can be viewed at www.qcomvalue.com and at www.sec.gov.

The full text of the letter follows:

January 23, 2018

Dear Qualcomm Stockholder,

Last week we released a presentation and a video that we believe clearly demonstrate why Broadcom’s hostile takeover proposal dramatically undervalues your Company and is not in the best interests of all Qualcomm’s stockholders.

In this letter, we highlight the significant regulatory issues with Broadcom’s proposal that Qualcomm stockholders must consider.  In summary:

•                  Even if Broadcom were to make a proposal that delivered fair value to Qualcomm stockholders, the complex regulatory challenges mean that Broadcom would not deliver that value to Qualcomm stockholders for what is likely to be 18 months or more — if ever.

•                  Broadcom’s claim that it can deliver immediate cash to Qualcomm stockholders through its proposal is completely false.

•                  Broadcom launched a proxy fight to replace Qualcomm’s world-class Board with nominees selected by it and its private equity backer, Silver Lake Partners.  If elected, these nominees — who lack significant large-cap technology Board experience — would be given control of one of the largest, most complex technology companies in the world.

•                  In over two months since making their hostile proposal, Broadcom hasn’t taken the necessary steps to start the regulatory approval process in most countries around the world.  This is the largest proposed technology transaction in history and will require thorough reviews from both antitrust regulators and national security groups in multiple countries around the world.  Regulators in many countries may call for conflicting remedies based on their specific concerns.

The regulatory process will be very long and complicated, and we believe it is highly doubtful that the proposed transaction will ultimately be approved.

In short, the Broadcom proposal raises significant regulatory and national security risks which will be compounded by the public and private customer opposition.  With these facts in mind, we believe electing Broadcom’s nominees makes no sense for Qualcomm stockholders and puts your Company at risk of significant value loss in the likely case the deal is not approved.

We urge you to vote FOR the re-election of Qualcomm’s highly qualified Board on the WHITE proxy card TODAY to protect the near- and long-term value of your investment.  Remember, vote only the WHITE proxy card — please discard any Blue proxy cards you receive from Broadcom.

The proposed acquisition would require approval by more than a dozen jurisdictions globally — including the United States, Europe, China, South Korea and Japan, among others — as well as national security regulators in the U.S. and other countries.  Due to the global nature of the mobile communications industry, each jurisdiction’s concerns about the impact of the proposed transaction on trade, domestic industrial policy and national security would add significant complexity beyond the standard merger clearance process.

Antitrust regulators would likely require the sale of overlapping product lines.  They would likely also impose restrictions on the combined company’s conduct and require potentially contradictory remedies.  And, it is not clear that selling off integrated products or entire lines of business to buyers would even be acceptable to regulators.

With the future value of your investment at stake, how can Broadcom’s disregard for the realities of the regulatory environment possibly serve your best interests?

BROADCOM’S REGULATORY CLAIMS LACK CREDIBILITY

•                  Broadcom says that customers are supportive of the deal.

•                  THE FACTS: No Qualcomm customers have publicly stated they support Broadcom’s bid.  On the contrary, CNBC and the Wall Street Journal have reported that major U.S. and Chinese customers have voiced opposition to the proposed transaction.  Privately we have heard from many customers that they have great concerns about a proposed takeover of Qualcomm by Broadcom.  Customer opposition to the proposed transaction will carry significant weight with regulators.

•                 Broadcom has stated it is “very confident” it can complete the regulatory approval process in approximately 12 months.

•                  THE FACTS: It took Broadcom more than 12 months to complete the recent acquisition of Brocade, a much smaller and less complex transaction.  There too, Broadcom erroneously predicted an easier path to regulatory approval and completion.  Broadcom’s claim that it can complete the regulatory process for the far more complicated proposed acquisition of Qualcomm lacks credibility.

•                  U.S. antitrust regulators have launched an extended review of the proposed transaction.  Of all the transactions reported to the U.S. government, only 2 to 3% receive enhanced scrutiny through a second request.  Of those transactions receiving a second request, an estimated 75% are either blocked or are subject to divestitures and/or other conditions.

•                  Further complicating matters for Broadcom, it is currently under investigation by the FTC for anticompetitive tactics in negotiations with customers, which Broadcom only disclosed after press reports.  This also calls into question Broadcom’s claim of strong customer support.

•                  Broadcom says there will be no issue in obtaining national security clearance from the Committee on Foreign Investment in the United States (CFIUS).

•                  THE FACTS: Broadcom is a Singapore-domiciled company seeking to effect a hostile takeover of Qualcomm, one of the U.S.’s most critical technology companies.

•      Even if Broadcom re-domiciles in the future, the national security issues raised by Broadcom’s attempt to acquire Qualcomm remain.

•                  Broadcom encountered resistance from the U.S. government national security regulator when it sought to acquire another U.S. technology company that was far less critical to the national infrastructure than Qualcomm.

•      We believe the transaction proposed by Broadcom and any divestitures that may be required by regulatory authorities will be closely scrutinized and may well result in significant national security concerns that could potentially block the transaction. Therefore, we believe approval by CFIUS is far from assured.

PROLONGED REVIEW AND POTENTIAL REGULATORY FAILURE RISKS TREMENDOUS VALUE DESTRUCTION FOR QUALCOMM STOCKHOLDERS

History demonstrates substantial value destruction for target companies when acquisitions face lengthy regulatory review timelines and transactions are blocked by regulators for exactly the kind of overlaps and customer concern evident in this situation.  Rite Aid, Baker Hughes and Office Depot are examples of companies that suffered substantial share price declines resulting from the termination of proposed transactions for regulatory reasons.

A number of important customers have already expressed concern that a potential acquisition by Broadcom could impact Qualcomm’s ability to continue supporting their needs.  During the potential 18+ months of regulatory review, these customers could choose to move away from Qualcomm as a supplier.  There is also significant risk that valuable employees will leave to work for Qualcomm competitors, which will further weaken Qualcomm and strengthen rivals.

This value destruction would likely continue in the event that a potential transaction is terminated, as the business would have been weakened during lengthy regulatory reviews.  Your Company risks even greater value destruction as a result of being led by an inexperienced Board.

THE LENGTHY AND UNCERTAIN REGULATORY PROCESS WOULD LEAVE QUALCOMM IN THE HANDS OF UNQUALIFIED DIRECTORS CHOSEN TO PROMOTE BROADCOM’S TAKEOVER AGENDA

If the Broadcom slate were to be elected, its nominees would be responsible for:

•                  Running Qualcomm’s business to capture the significant value creation opportunities available to your Company in the near- and long-term.

•                  Negotiating with Broadcom on behalf of Qualcomm stockholders on price, regulatory challenges and financing certainty.

•                  Executing and realizing the value of the transformative opportunity in 5G, when its nominees lack the large-cap technology experience that we believe is essential to be effective during this critical transition period.

•                  Managing business risk during an extended regulatory process, including the inevitable loss of key employees and other competitive pressures.

Ask yourself: “Would Broadcom’s nominees truly operate Qualcomm to maximize its value if doing so meant Broadcom, the company which nominated and paid them, had to offer a higher price for Qualcomm?”

It makes no sense to elect Broadcom’s nominees and put Broadcom’s hand-picked slate in charge of Qualcomm’s future.

WE URGE YOU TO VOTE THE WHITE PROXY CARD FOR ALL QUALCOMM DIRECTORS TO PROTECT THE VALUE OF YOUR INVESTMENT.  DISCARD THE BLUE PROXY CARD SENT BY BROADCOM.

Your vote is very important, no matter how many shares you own.  Support your Board by voting the WHITE proxy card TODAY.  Please follow the instructions on the enclosed WHITE proxy card to vote by Internet, telephone or sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided.  Please discard the Blue proxy card you may have received from Broadcom.  If you have already returned a Blue proxy card, you can change your vote simply by signing, dating and returning a WHITE proxy card today.  Only your latest-dated proxy card will be counted.

We thank you for your continued support.

The Board of Directors of Qualcomm

Barbara T. Alexander Jeffrey W. Henderson Thomas W. Horton Dr. Paul E. Jacobs	Ann M. Livermore Harish Manwani Mark D. McLaughlin Steve Mollenkopf	Clark T. Randt, Jr. Francisco Ros Anthony J. Vinciquerra

VOTE the WHITE proxy card today.

Re-elect the Qualcomm Board online, by telephone, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

DISCARD the BLUE proxy card from Broadcom.

Voting the BLUE proxy card, even if you “withhold” on all nominees, will revoke any vote you had previously submitted on Qualcomm’s WHITE proxy card.  You have every right to change your vote - only your latest-dated proxy will be counted at the 2018 Annual Meeting.

If you have questions, or need assistance in voting your shares, please contact:

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About Qualcomm

Qualcomm’s technologies powered the smartphone revolution and connected billions of people.  We pioneered 3G and 4G — and now we are leading the way to 5G and a new era of intelligent, connected devices.  Our products are revolutionizing industries, including automotive, computing, IoT, healthcare and data center, and are allowing millions of devices to connect with each other in ways never before imagined.  Qualcomm Incorporated includes our licensing business, QTL, and the vast majority of our patent portfolio.  Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, all of our engineering, research and development functions, and all of our products and services businesses, including, our QCT semiconductor business.  For more information, visit Qualcomm’s website, OnQ blog, Twitter and Facebook pages.

ADDITIONAL INFORMATION

Qualcomm has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”).  QUALCOMM STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Qualcomm with the SEC without charge from the SEC’s website at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Qualcomm, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Qualcomm’s stockholders in connection with the matters to be considered at the 2018 Annual Meeting.  Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC.  These documents can be obtained free of charge from the sources indicated above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Additionally, statements regarding operating results for future years, growth in operating results and the factors contributing to future operating results; the resolution of licensing disputes and the impact and timing thereof; expected market, industry, geographic and organic growth and trends; future serviceable addressable market size and growth; anticipated contributions from and growth in new opportunities; benefits from planned cost reductions; technology and product leadership and trends; Qualcomm’s positioning to benefit from any of the above; potential benefits and upside to Qualcomm’s stockholders related to any of the above; and the regulatory process and regulatory uncertainty are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. These statements are based on Qualcomm’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Qualcomm. More detailed information about these factors may be found in Qualcomm’s filings with the SEC, including those discussed in Qualcomm’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Qualcomm are also available in the Investor Relations section of Qualcomm’s website at www.qualcomm.com. Qualcomm is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.